Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report, incorporated herein by reference, dated December 21, 2007, for Legg Mason Partners International All Cap Opportunity Fund, a series of Legg Mason Partners Equity Trust as of October 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 15, 2008